SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        (X)
Filed by a Party other than the Registrant     ( )

Check the appropriate box:

( ) Preliminary Proxy Statement
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 ITRONICS INC.
 ----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


 ----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check Appropriate Box):

  (X) No fee required.
  ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.
        (1) Title of each class of securities to which transaction applies.

      ----------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies.

      ----------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      ----------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:

      ----------------------------------------------------------------------
        (5) Total fee paid:

      ----------------------------------------------------------------------

  ( ) Fee paid previously with preliminary materials.

  ( ) Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

      ----------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:

      ----------------------------------------------------------------------
        (3) Filing Party:

      ----------------------------------------------------------------------
        (4) Date Filed:

      ----------------------------------------------------------------------

                                                   Telephone (702) 689-7696
                                                         Fax (702) 689-7691
                                                    http://www.itronics.com
   ITRONICS INC.                              Email: itronics@intercomm.com
  -------------------------------------------------------------------------
                                                     6490 S. McCarran Blvd.
                                                          Bldg. C, Suite 23
                                                             P.O. Box 10725
                                                         Reno, Nevada 89510



  Dear Shareholder:

        Enclosed is Itronics' 1997 Annual Report on Form 10-KSB. Also enclosed is the Proxy Statement and Form inviting you to the Annual Meeting to be held on November 19, 1998 at 10:00 A.M. Pacific Time at the Atlantis Hotel in Reno, Nevada. It is our hope that you will attend the meeting and vote your proxy on the re-election of the Company's Directors.

	        I believe that our Company continues to make significant progress in its development and has a bright future ahead. Some of the milestones achieved over the last year include the following:

	       -	     During the first quarter of 1998 the Company's wholly-owned subsidiary, Itronics Metallurgical, Inc. (IMI) completed development of 11 new fertilizer products, bringing the total to 15 commercial fertilizer products.

	       -	     IMI established a photobyproduct sales and service department in November 1997 and a fertilizer sales department in April 1998 with the hiring of two experienced salesmen.

	       -	     In February 1998 IMI entered into a lease, with option to
        purchase, a 35,000 square foot manufacturing facility on 3 acres of land in Reno-Stead, Nevada.  The purchase option price is $1 million payable with a $300,000 down payment. The owner has the alternative to carry the $700,000 balance over 25 years at commercial rates with
        a 5 year balloon or to accept payment in full by taking 2.6 million shares of Itronics restricted common stock.

	       -	     In March 1998 the Reno Planning Commission approved the
        Special Use Permit for the Stead Manufacturing Facility.

	       -	     In March 1998 IMI signed a definitive manufacturing and
        distribution agreement with Western Farm Services, Inc., (WFS).
        The agreement grants WFS the exclusive license and right to manufacture and market the Gold'n Gro line of fertilizer products in the states of Arizona, California, Hawaii, Idaho, Oregon and
        Washington.

	       -	     In April 1998 IMI entered into an exclusive sales agreement with Calfran International of Springfield, Massachusetts. The
        contract grants IMI the exclusive right to sell Calfran's "Cold
        Vaporization" Vacuum Distillation equipment to IMI's photowaste customers in the United States, Canada and Mexico. This machine removes 90% of the water from the used photochemicals leaving a 10%
        residual that can be economically shipped over long distances and that is suitable for use in fertilizer after processing in the IMI plant.

	       -	     At September 30, 1998 a total of five Gold'n Gro fertilizer products were being sold under the WFS agreement and there were more than 60 customers either trying out or using the product on an ongoing basis. Sales emphasis has been on introducing the Gold'n
        Gro products into the golf course market. In September efforts were inititated to expand the product introduction to certain specialty grower markets.

	       -	     In April 1998 Itronics began working on a private placement to raise $2 million in four tranches of $500,000 each.

Shareholder
Page 2
October 29, 1998


        - In mid September Itronics announced that it had received a funding commitment from the Sierra Angels, a venture capital group based in Incline Village, Nevada. This commitment was sufficient to ensure that IMI would be able to make the move into the Stead manufacturing facility. The Sierra Angels are the first professional investing group to make an investment in Itronics.

        - At October 27, 1998 more than $725,000 had been raised in the first two tranches of the private placement. Management believes it will obtain a minimum of $900,000 under these two tranches before closing them.

        - An updated memorandum will be issued in December for purposes of obtaining a minimum of an additional $1 million in new equity in tranches three and four of the 1998 Private Placement.

        - In mid-May Region VI of the Federal EPA officially recognized Itronics and its "Beneficial Use Recycling Program" at a conference in San Diego, California. This was the first public recognition for Itronics from an agency of the federal government.

        - In mid-June, I presented Itronics to the leadership of the International Precious Metals Institute's annual meeting in Toronto. Afterwards they asked for permission to publish the talk in their annual proceedings. Since then we have been receiving requests for information on our process and business plans from all over the world.


        - In mid-October IMI was given recognition by Nevada's Governo Miller at the 15th Annual Governor's Appreciation Luncheon in Sparks, Nevada. This is the first recognition Itronics has received officially from the State of Nevada.

	       -	      In late October a contractor was chosen to place the new
        floor in the Stead facility and work on obtaining the building permit was nearly complete on October 24. Now that financing has been obtained, it looks like IMI will be moving into the new facility in mid-December and that installing the equipment and initiating operations will be completed in January 1999. Minimal disruption of on-going operations is expected from the move.

        - At September 30 a total of 3.9 million shares had traded, down considerably from 7 million at the same time in 1997, and average daily trading volume was 22,000 shares.

        - Share prices had stayed nearly flat until mid-June at which time they started to trend down. A bottom was reached in early September and prices have since been stable in the $0.20 - $0.24 per share range.

        - On October 26, 1998 Donner Corp. International issued a speculative buy recommendation on Itronics Inc. This is the first buy recommendation issued by a NASD broker/dealer for Itronics.

        As we look to the future, our focus is on completing the move into the new facility, completing the $2 million private placement financing that was started in April, and expanding sales.

Shareholder
Page 3
October 29, 1998


	       In my 1997 letter to shareholders I pointed out that we had completely outgrown our existing facility and that further meaningful increases in sales would not be possible until we obtained and moved into a new manufacturing facility. Because of the capacity limitations in the existing plant, it was necessary to reduce the scope of the Gold'n Gro product introduction effort with WFS in 1998 and it has not been possible to significantly improve 1998 sales over 1997.

       	Once the move is complete we will be able to rapidly expand sales of both photobyproduct services and Gold'n Gro fertilizer products. A backlog of new customers has been lined up for the photowaste services and the market development effort underway with WFS will be expanded to include Oregon, Washington and Idaho during the first quarter of 1999.

        During the past year the regulatory climate continued to tighten for the photographic industry. Clean water is now becoming a major national and international issue. It is clear that pressure will continue to build to prevent pollution of natural waters by disposal of chemicals into them. In the photographic sector, digital technologies continue to develop but it is apparent that conventional film based photography is continuing to grow. One of the driving forces for this continued growth is the cost of conventional photography versus the cost of digital. Conventional photography is much less expensive while providing high quality. For that reason it is expected to be the choice of consumers well into the next century.

        The silver market was stronger in 1998 and this strengthening is expected to continue due to the growing imbalance between mine supply and demand that is being filled by drawdown of existing surface inventories. Itronics' silver output and silver sales increased significantly in 1998. This rapid growth in silver output is expected to continue. Once in the new facility it will be possible to expand the scope of the silver refining operations and to start larger scale test work on processing of mine generated materials.

        The market for mining consulting services continued to be soft during the year with several projects bid, but only one new project funded. Management believes that in 1999 it will be possible to increase the focus on mining technical services and improve the sales picture for that segment.

        Overall, we believe that during the past 12 months the scope of applications for Itronics' Gold'n Gro fertilizer products has been expanded and better defined. The market potential now seems to be larger than ever. Because of this, we anticipate significant growth over an extended period of time.

        Achievement of the milestones outlined in this letter is due to the dedication and loyalty of our stockholders and employees. I want to thank each and every one of you for your past and continuing support. Together, I believe we can continue to achieve great success!!

Sincerely,

DR. JOHN W. WHITNEY
___________________
Dr. John W. Whitney
President
October 29, 1998.

                               IMPORTANT NOTE:

                ITRONICS INC. IS NOT CURRENTLY SUBJECT TO THE PROXY
              		SOLICITATION RULES OF THE SECURITIES AND EXCHANGE
		              COMMISSION. ACCORDINGLY, WHILE THIS PROXY STATEMENT
		              GENERALLY FOLLOWS THE RULES AND REGULATIONS OF THE
		              SECURITIES AND EXCHANGE COMMISSION, THIS PROXY STATE-
		              MENT DOES NOT NECESSARILY PROVIDE THE SAME INFORMATION
                REQUIRED TO BE DISCLOSED UNDER THE PROXY SOLICITATION
                RULES AND REGULATIONS. IN ADDITION THIS PROXY STATEMENT
                HAS NOT BEEN REVIEWED BY THE SECURITIES AND EXCHANGE
                COMMISSION WHICH MAY HAVE BEEN REQUIRED IF ITRONICS INC.
                WAS SUBJECT TO THE PROXY SOLICITATION RULES.



                                ITRONICS INC.

                     6490 So. McCarran Blvd., Bldg. C-23
                             Reno, Nevada 89509
                               (702) 689-7696

                       ________________________________

                               PROXY STATEMENT

                        Annual Meeting of Shareholders
                              November 19, 1998

                        _______________________________


             INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

        This proxy statement is being furnished to shareholders of Itronics Inc. (the Company), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting to be held at the Atlantis Hotel, Reno, Nevada on November 19, 1998 at 10:00 A.M. Pacific time, and at any adjournment or adjournments thereof. The approximate date of mailing of this proxy statement and the accompanying form of proxy is October 30, 1998.

	       The Board of Directors of the Company has selected October 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 52,282,216 shares of the Company's common stock were of record at the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company's common stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders. Shareholders do not have cumulative voting rights with respect to the election of directors.

	       All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the director nominees named in this proxy statement.

	       The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgement of the proxy holders named therein.

	       Any shareholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company's Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

	       The expenses of this proxy solicitation will be borne by the Company.
To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Personnel of the Company who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

	       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL
OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.


               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

        The following table sets forth certain data with respect to those persons known to the Company, as of October 20, 1998, to be the beneficial owners of more than 5% of the outstanding shares of common stock of the Company.

                           Amount and Nature of Beneficial Ownership
                    -------------------------------------------------------
                                     Common Shares
Name and                              Which May Be                Percent
Address of          Common Shares   Acquired Within                 of
Beneficial Owner    Presently Held     60 days(4)      Total       Class
----------------    -------------- ----------------  ---------- -----------
John W. Whitney
P.O. Box 10725
Reno, NV 89510       14,355,481(3)     200,000       14,555,481     27.73
(1)(2)

Richard J. Cavell
1013 No. Marshall Dr.
Camano Island, WA     4,894,377        250,000        5,144,377      9.79


 (1)     Director

 (2)     Officer

 (3) Includes 85,136 shares owned by or to be issued to John B. Whitney, Dr. John W. Whitney's minor son, 71,632 shares owned by Maureen E. Whitney, Dr. Whitney's wife, and 1,630,140 shares paid for but unissued as of October 20, 1998.

 (4) All options and warrants of Dr. Cavell are priced at $0.10 per share. Dr. Whitney's warrants, issued in connection with the 1998 Private Placement under the same terms offered other investors, are priced at $0.25 and $0.40 per share for the one and two year periods, respectively, after September 30, 1998.


Security Ownership of Management
--------------------------------
	       The following table sets forth as of October 20, 1998, certain information, with respect to director and executive officer ownership of common stock in the Company:

                           Amount and Nature of Beneficial Ownership
                    -------------------------------------------------------
                                    Common Shares                Percent
Name and                             Which May Be                   of
Address of          Common Shares  Acquired Within                Class
Beneficial Owner    Presently Held    60 days(1)       Total       (2)
----------------    -------------- ---------------   ---------  ----------
Dr. John W. Whitney
P.O. Box 10725
Reno, NV 89510       14,355,481(5)     200,000       14,555,481     27.73
(3)(4)

Paul H. Durckel
1511 Main St.
Gardnerville, NV.
89410                   198,500            -            198,500       .38
(3)

Alan C. Lewin
P.O. Box 10725
Reno, Nv 89510          167,500         50,000          217,500       .42
(3)

All directors and
executive officers as a
group (6 persons)    17,322,644        350,000       17,672,644     33.58



(1) Included in the above table are warrants for 50,000 shares at $0.10 per share, an option for 100,000 shares at the higher of $0.10 per share or current high bid, and a warrant for 200,000 shares at $0.25 and $0.40 for the one and two year periods, respectively, after September 30, 1998.

(2) The percent of class is based on the sum of 52,282,216 shares outstanding or to be issued as of October 20, 1998 plus, for each individual, the number of common shares as to which the named individual has the right to acquire beneficial ownership within 60 days of October 20, 1998.

(3)      Director

(4)      Officer

(5) Includes 85,136 shares owned by or to be issued to John B. Whitney, Dr. John W. Whitney's minor son, 71,632 shares owned by Maureen
         B. Whitney, Dr. Whitney's wife, and 1,630,140 shares paid for but unissued as of October 20, 1998.



Compliance With Section 16(a) of the 1934 Act
---------------------------------------------

	       The Company is not presently subject to the requirements of Section 16(a) of the Securities Act.

                        ELECTION OF DIRECTORS
                              Proposal 1

	       The Company's bylaws provide that the Board of Directors shall consist of one to nine members. There are presently three directors.

	       Each of the nominees listed below is currently a director of the Company. Each nominee has consented to being named in this Proxy Statement and has indicated his willingness to serve, if reelected. If any nominee becomes unable to serve, however, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall elect.

	       The following table sets forth the names of and certain information concerning the nominees to the Board of Directors.

			                         Age
Name                (As of  10/20/98)    Position         Position Held Since
-----               -----------------  ------------       -------------------

Dr. John W. Whitney         52        President/Treasurer      May 1988
                                      Director
Paul H. Durckel             81        Director                 September 1995

Alan C. Lewin               52        Director                 September 1997



1) For directors, the term of office is until the next annual meeting of shareholders.


Narrative Information Concerning the Director Nominees of the Company
---------------------------------------------------------------------

        John W. Whitney:
        ---------------
        In addition to being the President and a Director of the Company, 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Whitney & Whitney, Inc. and Itronics Metallurgical, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture controlled by the Company.

       	 Dr. Whitney received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

	        Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington, D.C. office of the
U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW
Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil &
Refining Company and GeoTerrex Ltd. (1971-1972).

       	 Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology and holds four patents.

        Paul H. Durckel:
        ---------------
        Mr. Durckel has served as a director of the Company since September 1995. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Myers Realty, Inc. and has served them in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, since 1987. His experience in the fertilizer industry includes Vice President and General Manager and Vice President-Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.


       Alan C. Lewin:
       -------------
        Mr. Lewin has served as a director since September 1997. He had previously served as a director from September 1995 through June 1996. He received his Bachelor of Arts Degree in Psychology from the San Diego State University in 1967. He has extensive operations management experience, primarily in the x-ray film processing chemical industry. His positions include Founder, President and Chief Executive Officer of Guardian X-Ray Equipment Service, Inc. from 1976 to 1992, General Manager of Douglas Roesch Communications, Inc. from 1992 to 1994, Technical Sales Representative of Commerce Chemical Company from 1994 to 1996, Vice President of Commodity Resource & Environmental, Inc. from August 1996 to July 1997, and General Manager for a Merry X-Ray branch operation in Los Angeles, California since November 1997.



Information Relating to Executive Officers
------------------------------------------
        The following table sets forth the names of and certain information concerning the Executive Officers not included above with the Director nominees:

                      			  Age
Name                (As of 10/20/98)    Position          Position Held Since
----                ----------------  ------------        -------------------
Gregory S. Skinner        44          Secretary               December 1990
Duane H. Rasmussen        67          Vice President,
                                       Itronics               November 1997
                                      Vice President and      May 1994
                                       General Manager-IMI
Robert E. Gordon          66          Vice President and      May 1994
                                       General Manager-W&W



Narrative Information Concerning the Executive Officers of the Company
----------------------------------------------------------------------

        Gregory S. Skinner, Esq.:
        ------------------------
        Mr. Skinner has served as Secretary and General Counsel of the Company and its subsidiaries since December 1990. He obtained his BA degree in Economics from the University of California at Berkeley in 1976. He obtained his JD degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada, He is a shareholder in the Law Offices of Skinner, Sutton & Watson, a Professional Corporation, which has offices located in Reno and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.


        Duane H. Rasmussen:
        ------------------
       	  Mr. Rasmussen has served as Vice President of the Company since November 1997 and as Vice President and General Manager of IMI since May 1994. He initially joined the Company in 1991 as Assistant Manager and Business Consultant for W&W. He received his Bachelor of Science degree in Chemical Engineering from the University of Wisconsin in 1953 and his MBA in

Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to the present. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.


        Robert E. Gordon:
        ----------------
        Mr. Gordon has served as Vice President and General Manager of W&W since May 1994. He initially joined the Company in December 1993 as Assistant Site Manager of the Townsend Mine project. He received his Bachelor of Science in Geological Engineering from the University of Arizona in 1961. Prior to joining the Company, he was an independent mining consultant in 1993, served as Director of Latin American Exploration for Fischer-Watt Gold Company, Inc. from 1991 to 1993, and served as Vice President, Exploration for Gexa Gold Corp. from 1989 to 1991.


                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
----------------------------------------------
       	 The following table sets forth information as to the compensation of the Chief Executive Officer and the four most highly compensated officers whose compensation for the year ended December 31, 1997 exceeded $100,000:


                                          Annual Compensation
        Name and               ----------------------------------------
        Principal               Calendar
        Position                  Year           Salary         Bonus
       ----------              ----------       --------       -------
Dr. John W. Whitney:              1997          $97,000          $-0-
    President, Treasurer          1996          $96,547          $-0-
    and Director                  1995          $87,927          $-0-


1. Due to the cash needs of the Company, Dr. Whitney has accumulated unpaid salary over a number of years. As of December 31, 1997, Dr. Whitney had accumulated unpaid salary totaling $141,750, of which $32,000 was accrued in 1997, $49,750 in 1996, and $60,000 in 1995 and prior years. During the period from 1992 to 1995 Dr. Whitney was granted options to convert up to $250,000 in unpaid salary at $0.10 per share, for a total of 2,500,000 shares. Dr. Whitney was also granted options for 1,200,000 shares at $0.10 for his personal guarantee of certain obligations of the Company and its subsidiaries. The $0.10 per share price was the amount offered in various private placements throughout this time period. The options were to expire in February 1997, but were extended to six months after all Itronics Inc. and subsidiaries debts owed to, or guaranteed by, Dr. Whitney are paid in full. In May 1996 Dr. Whitney received warrants for 100,000 shares at $0.10 in connection with his purchase of 100,000 shares for cash. These terms were the same as those offered to other private placement investors at that time. The combined total of options and warrants for Dr. Whitney was 3,800,000 shares. Of these options and warrants, Dr. Whitney exercised 500,000 shares in December 1996, 2,092,380 in 1997, and the remaining 1,207,620 in January 1998. In September 1998 Dr. Whitney converted an additional $50,000 of unpaid salary by acquiring five units of the Company's 1998 Private Placement under the same terms offered to other investors. At present, Dr. Whitney has approximately $11,000 in unpaid salary and a 1998 issue warrant for 200,000 shares.

2. During the three years ended in 1997, all Directors received 2,500 shares per quarter of service. The stock is valued quarterly at the current private placement price or at market if there is not an ongoing private placement. Dr. Whitney served as a Director during each of these quarters and received the appropriate number of shares. The salary amounts listed above include $1,000 for 1997, $547 for 1996, and $1,094 for 1995, representing the value assigned to the stock as issued.

Option Grants in Last Fiscal Year
---------------------------------
	None.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
--------------------------------------------------------------------------
 Values
 ------
Options Exercised:
                       Shares Acquired on
Name                      Exercise (#)                Value Realized($)(1)
-----                  ------------------             --------------------
Dr. John W. Whitney        2,092,380                          $-0-


(1) The options were at $0.10 per share and the offering price of restricted stock to non-employees in 1997 was $0.10. Consequently, no value was realized. If value realized was based on the high bid on the exercise dates, the value realized would have been $345,802. The securities received, common stock of the Company, are restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company's securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above.

Options Unexercised:
                            Number of Securities       Value of Unexercised
                           Underlying Unexercised      In-the-Money Options
                            Options at 12/31/97             At 12/31/97
                         -------------------------- -------------------------

Name                     Exercisable Unexercisable. Exercisable Unexercisable.
-----                    ----------- -------------- ----------- --------------
Dr. John W. Whitney       1,207,620        -         $ -0-(1)       $ -0-

(1) The options are at $0.10 per share and the offering price of restricted stock to non-employees in 1997 was $0.10. Consequently, no value would be realized. If value realized was based on the high bid as of December 31, 1997, the value realized would have been $229,448. The securities under option, common stock of the Company, are restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company's securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above.



Board Committees
----------------
	       The Board of Directors has no specific committees.

Attendance at Meetings
----------------------
	       During the twelve month period ended December 31, 1997, the Board of
Directors held five meetings. No director attended fewer than 75% of the meetings.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the Company's two most recent fiscal years, including those of its subsidiaries and affiliates, the Company engaged in no transactions or series of transactions with any director, officer, security holder or family thereof in which the amount involved exceeded $60,000 except as follows:

1. As of December 31, 1997, Dr. Whitney had accumulated deferred salary totaling $141,750, with $81,750 of that amount accruing during 1997 and 1996. On January 31, 1998 Dr. Whitney converted $120,762 of this amount into restricted common stock and on September 30, 1998 the remaining balance was converted into restricted common stock.

2. In 1993, a note payable to an unrelated party in the amount of $151,602, including accrued interest, was settled for $92,000. The settlement was primarily funded by a bank loan in the amount of $80,000. The makers and guarantors of the bank note are Drs. Whitney and Cavell. The liability is recorded in the Company's balance sheet and the Company pays the monthly payment on the note. The balance due as of December 31, 1997 was $8,201.
The note was paid off in May 1998.

3. In 1994, options totaling 2,675,000 shares for Dr. Whitney and 200,000 shares for Dr. Cavell, which were to expire in 1995, were extended to dates ranging from February 5, 1996 to May 15, 1997. The option price of $0.10 per share remained unchanged. In 1995, an additional option for 1,025,000 shares was granted to Dr. Whitney and his existing options were extended to dates ranging from February 5, 1997 to May 15, 1997. In 1996, Dr. Whitney's and Dr. Cavell's options were extended to six months after all debts owed to, or guaranteed by, Dr. Whitney or Dr. Cavell by Itronics Inc. and its subsidiaries and partnerships are paid in full. Dr. Whitney's options were granted to allow conversion of accumulated unpaid salaries into stock and for his personal guarantee of Company and subsidiary debts and Dr. Cavell's options were granted for his personal guarantee of Company and subsidiary debts.

4. During 1997 and 1996, a Nevada mine property, a majority of which is owned by Drs. Whitney and Cavell, retained the services of W&W to negotiate a lease for the property and to perform other technical services as needed. Total billings on the project amounted to approximately $15,000 in 1997 and $97,000 in 1996. Terms for providing service are similar to that of unrelated clients and all billings due at December 31, 1997 have subsequently been received.


                              1997 ANNUAL REPORT

  	     The Company's Form 10-KSB for 1997 as filed with the Securities and Exchange Commission will serve as the Company's 1997 annual report. The 1997 Form 10-KSB is being mailed to each shareholder along with this proxy statement. ADDITIONAL COPIES OF THE 1997 FORM 10-KSB MAY BE OBTAINED BY
WRITING TO THE CORPORATION.


                             1999 ANNUAL MEETING

	       Proposals of shareholders intended to be presented at the 1999 annual meeting must be received by the Company for inclusion in Management's Proxy
Statement by March 31, 1999.


                       OTHER BUSINESS TO BE TRANSACTED

	       As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies returned by the Company's shareholders confer discretionary authority on the persons named therein. Those persons will vote or act in accordance with their best judgement with respect to those matters.



	       You are urged to vote, sign, date and return the accompanying proxy prior to the Annual Meeting, whether or not you currently plan to attend the Annual Meeting in person, to the following address:

                                Itronics Inc.
                               P.O. Box 10725
                             Reno, Nevada  89510


                                     By Order of the Board of Directors

                                     JOHN W. WHITNEY
                                     ________________________________________
October 29, 1998                     John W. Whitney, President and Treasurer

                                ITRONICS INC.
                                    PROXY
                       ANNUAL MEETING OF SHAREHOLDERS
                              NOVEMBER 19, 1998

	       The undersigned hereby constitutes and appoints John W. Whitney, with power of substitution, to represent and vote on behalf of the undersigned all of the shares of Itronics Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Atlantis Hotel, Reno,
Nevada, on November 19, 1998 at 10:00 A.M. Pacific time, including any adjournment or adjournments thereof.

	Total votes available to cast for the one proposal is:

	       	Number of Shares ________________________


        	PLEASE MARK THE FOLLOWING WITH AN "X"

         Proposal 1: Election of Directors

	        Names of Nominees:

          		John W. Whitney
		          Paul  H. Durckel
	          	Alan C. Lewin

        	Vote for the election of the above directors as a group:

            (   )  FOR      (   )  AGAINST        (   )  ABSTAIN





	       PLEASE VOTE, DATE AND SIGN YOUR NAME(S) EXACTLY AS PRINTED ON THIS PROXY, indicating where applicable, official position or representative capacity.



    _______________________________________   ______________________________
       Signature                                 Signature

    ___________________                       ___________________
       Date                                      Date